Exhibit 4.1
Second Amendment to Rights Agreement
     This SECOND AMENDMENT dated as of February 28, 2007, to the Rights Agreement, dated as of June 15, 1998 (the “Agreement”), by and between Hyperion Solutions Corporation (the “Company”) and COMPUTERSHARE TRUST COMPANY, N.A. (f/k/a EquiServe Trust Company, N.A., f/k/a BankBoston, N.A.), as Rights Agent (the “Rights Agent”).
     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with Oracle Corporation, a Delaware corporation (“Oracle”), and Hotrod Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Oracle (“Merger Subsidiary”);
     WHEREAS, the Board of Directors of the Company has determined that, in connection with the Merger Agreement, an amendment to the Agreement as set forth herein is necessary and desirable;
     WHEREAS, pursuant to the Merger Agreement, the Company intends to grant Merger Subsidiary a limited option to purchase (the “Purchaser Option”) certain newly-issued shares of common stock, par value $0.001, of the Company (the “Common Shares”);
     WHEREAS, the Company has been advised that, concurrently with the Company entering into the Merger Agreement, Oracle and Merger Subsidiary intend to enter into a Tender and Support Agreement with certain stockholders of the Company (the “Tender and Support Agreement”), pursuant to which each stockholder has agreed, among other things, to tender his or her shares into the tender offer described in the Merger Agreement and to vote such stockholder’s shares in favor of the Merger Agreement and the transactions contemplated thereby; and
     WHEREAS, pursuant to Section 27 of the Agreement, the Company may from time to time in its sole and absolute discretion supplement or amend the Agreement, and direct the Rights Agent to effect such supplement or amendment, in accordance with the provisions of Section 27 thereof;
     NOW, THEREFORE, pursuant to the terms of the Agreement and in accordance with Section 27 thereof, the following actions are hereby taken prior to executing the Merger Agreement:
          Section 1. Amendments to Agreement. The Agreement is hereby amended as follows:
               (a) The definition of “Acquiring Person” in Section 1 of the Agreement is amended to add the following clause at the end the last sentence thereof:

“; and (3) neither Oracle, Merger Subsidiary nor any of their respective, existing or future Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the public announcement of the Offer or the Merger, (ii) the acquisition of shares of Common Shares (including any options, warrants or other securities or rights to acquire shares of Common Shares and upon the conversion of shares of common stock of Merger Subsidiary into Common Shares of the Company in the Merger) of the Company pursuant to the Offer, Merger, Purchaser Option or the Tender and Support Agreement, (iii) the approval or execution of the Merger Agreement or the Tender and Support Agreement or (iv) the commencement or consummation of the Offer or the Merger or of the other transactions contemplated in the Merger Agreement, the Tender and Support Agreement or any other agreement, instrument or document contemplated by the Merger Agreement or the Tender and Support Agreement (each of the events described in clauses (i), (ii), (iii) or (iv), an “Exempt Event”).”
               (b) The definition of “Beneficial Owner” and “beneficially owned” in Section 1 of the Agreement is amended to delete the last sentence in its entirety and replace it with the following:
“Notwithstanding anything in this definition of Beneficial Ownership to the contrary, (A) the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder and (B) for purposes of this Agreement, neither Oracle, nor any of its Affiliates or Associates shall be deemed the “Beneficial Owner” of, or shall be deemed to “beneficially own,” any of the shares of Common Shares solely as a result of any Exempt Event.”
               (c) The definition of “Final Expiration Date” in Section 1 of the Agreement is amended to read in its entirety as follows:
“Final Expiration Date” shall mean the earlier to occur of (1) the Effective Time, as that term is defined in the Merger Agreement, or (2) July 3, 2008.”
               (d) The following definitions shall be added after the definition of “Notes” in Section 1 of the Agreement:
“Offer” shall mean the cash tender offer by Merger Subsidiary (as it may be amended from time to time as permitted by the Merger

Agreement) to acquire all shares of the issued and outstanding Common Shares (together with any associated Rights) and for the Offer Price, as that term is defined in the Merger Agreement, subject to the terms and conditions of the Merger Agreement.
“Oracle” shall mean Oracle Corporation, a Delaware corporation.
               (e) The following definition shall be added after the definition of “Exchange Ratio” in Section 1 of the Agreement:
“Exempt Event” shall have the meaning set forth in the definition of “Acquiring Person” set forth in this Section 1.
               (f) The following definitions shall be added after the definition of “Grandfathered Stockholder” in Section 1 of the Agreement:
“Merger” shall mean the merger of Merger Subsidiary with and into the Company as provided in the Merger Agreement.
“Merger Agreement” shall mean the Agreement and Plan of Merger entered into by and among the Company, Oracle and Merger Subsidiary as the same may be amended from time to time.
“Merger Subsidiary” shall mean Hotrod Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Oracle, formed by Oracle in connection with its proposed acquisition of the Company.
               (g) The following definition shall be added after the definition of “Preferred Shares” in Section 1 of the Agreement:
“Purchaser Option” shall mean the limited option to purchase certain newly-issued shares of Common Shares pursuant to the Merger Agreement.
               (h) The following definition shall be added after the definition of “Summary of Rights” in Section 1 of the Agreement:
“Tender and Support Agreement” shall mean that certain Tender and Support Agreement, as the same may be amended from time to time, entered into by Oracle and Merger Subsidiary, on the one hand, and certain stockholders of the Company, on the other hand.
               (i) Section 3(a) of the Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither a Shares Acquisition Date nor a Distribution Date shall be deemed to have occurred solely as the result of an Exempt Event.”
               (j) Section 7(a) of the Agreement is amended by adding the following sentence at the end thereof:
“Notwithstanding anything to the contrary in this Agreement, no Exempt Event shall be deemed to be an event that causes the Rights to become exercisable under the provisions of this Section 7 or otherwise.”
               (k) Section 11(a)(ii) of the Agreement is amended by adding the following sentence at the end thereof:
“In addition, notwithstanding anything to the contrary in this Agreement, no Exempt Event shall be deemed to constitute an event of the type described in this Section 11(a)(ii) or cause the Rights to be adjusted or become exercisable in accordance with this Section 11.”
               (l) Section 13 of the Agreement is amended by adding the following sentence at the end thereof:
“Notwithstanding anything to the contrary in this Agreement no Exempt Event shall be deemed to be an event of the type described in this Section 13 or cause the Rights to be adjusted or to become exercisable in accordance with this Section 13 or otherwise be subject to any restrictions contained in this Section 13.”
               (m) Section 30 of the Agreement is amended by adding the following sentence at the end thereof:
“Notwithstanding the foregoing, nothing in this Agreement shall be construed to give any registered holder of the Right Certificates (and prior to any Distribution Date, the Common Shares) any legal or equitable rights, remedy or claim under this Agreement in connection with any Exempt Event.”
          Section 2. Effectiveness; Termination of the Merger Agreement. This Amendment shall be effective as of the date first written above, and except as expressly set forth herein, the Agreement shall remain in full force and effect in accordance with the provisions thereof on the date hereof. If for any reason the Merger Agreement is terminated, then this Amendment shall be of no further force and effect and the Agreement shall remain as it existed immediately prior to the effectiveness of this Amendment.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.
          Section 4. Agreement as Amended. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby, and all references to the Agreement shall be deemed to include this Amendment.
          Section 5. Counterparts. This Amendment may be signed in one or more counterparts, all of which shall be considered one and the same instrument.
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     IN WITNESS WHEREOF, the Company and the Rights Agents have caused this Amendment to be duly executed as of the day and year first above written.

HYPERION SOLUTIONS CORPORATION

By:	/s/ Godfrey R. Sullivan

Name:	Godfrey R. Sullivan

Title:	President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.
as Rights Agent

By:	/s/ Dennis Moccia

Name:	Dennis Moccia

Title:	Managing Director